Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-210294) and S-8 (Nos. 333-209433 and 333-210206) of Aralez Pharmaceuticals Inc. of our report dated October 26, 2016 relating to Statements of Assets and Liabilities Assumed and the Statements of Revenues and Direct Expenses of the Zontivity Business, which appears in this Current Report on Form 8-K/A of Aralez Pharmaceuticals Inc.

/s/PricewaterhouseCoopers LLP

Florham Park, NJ

November 18, 2016